CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-170706 on form S-8 of our report dated June 25, 2014, relating to the financial statements and supplemental schedule of the NiSource Inc. Retirement Savings Plan appearing in this Annual Report on Form 11-K of the NiSource Inc. Retirement Savings Plan for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 25, 2014